Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Y-mAbs Therapeutics, Inc. of our report dated May 18, 2018, except for the segment disclosure in Note 2 and the effect of disclosing earnings per share information discussed in Note 4 to the consolidated financial statements, as to which the date is June 7, 2018, relating to the financial statements of Y-mAbs Therapeutics, Inc., which appears in this Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey
September 7, 2018